UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2009

STANDARD PACIFIC CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-10959 (Commission File Number)	33-0475989 (IRS Employer Identification No.)

26 Technology Drive Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:            (949) 789-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02                      UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to two independently privately-negotiated exchange agreements, each dated August 26, 2009, entered into with noteholders of Standard Pacific Corp. (the “Company”), the Company agreed to exchange a total of $27,637,000 aggregate principal amount of its 6% Senior Subordinated Convertible Notes due 2012 for a number of shares of its common stock, par value $0.01 per share (“Common Stock”) equal to the sum of (i) 597,656 shares of Common Stock plus (ii) a number of shares of Common Stock equal to $21,160,084 divided by share prices to be determined based on the volume-weighted average price for the Common Stock as reported on the New York Stock Exchange for specified consecutive trading days on and after the execution date of the agreements.  Accrued and unpaid interest will be paid in cash for a portion of the notes.  Due to the structure of the exchange agreements, the exact number of shares of Common Stock issuable in these exchange transactions cannot yet be determined.  The Company expects to close both of the exchange transactions on or before September 8, 2009, however, the closing of each of the exchange transactions is subject to standard closing conditions.

The issuance of the shares of Common Stock in each of the exchange transactions set forth above is being made by the Company pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereunder, on the basis that each of the exchange transactions constitutes an exchange with existing holders of the Company’s securities and no commissions or other remuneration was paid for soliciting such exchanges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2009
STANDARD PACIFIC CORP.
By: /s/ JOHN M. STEPHENS
Name: John M. Stephens Title: Senior Vice President and Chief Financial Officer